UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 12, 2026

PVH CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-07572	13-1166910
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

285 Madison Avenue, New York, New York	10017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 381-3500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $1 par value	PVH	New York Stock Exchange
4.125% Senior Notes due 2029	PVH29	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05. Costs Associated with Exit or Disposal Activities.

On November 12, 2026, PVH Corp. (the “Company”) launched a global enterprise-wide initiative to accelerate the execution of its strategic priorities, improve productivity, and strengthen long-term growth and profitability. The initiative is designed to scale progress made on the Company’s multi-year strategy.

Over the last several years, the Company has: divested non-core businesses to focus on Calvin Klein and TOMMY HILFIGER; strengthened relevance with Gen Z and young millennial consumers; established leading social followings and engagement; grown e-commerce and key product franchises; begun to elevate the shopping experience; and built global capabilities across supply chain, technology and people. With this stronger foundation in place, beginning immediately, the Company will:

●	Simplify ways of working through reducing organizational layers and duplicative work; clarifying accountability; and empowering teams to make decisions faster. This will bring teams closer to consumers and key wholesale partners, increase speed-to-market, and help deliver a stronger, more consistent global consumer offering.

●	Invest in and scale high-priority growth opportunities including product innovation, consumer insights, digital commerce, supply chain, and technology.

●	Build a more efficient and sustainable cost structure that enables the Company to scale improvements in the consumer experience more effectively and focus resources where they may have the greatest impact on Calvin Klein and TOMMY HILFIGER.

As part of the initiative, the Company plans to execute:

●	Workforce changes. The Company expects to reduce its global workforce by approximately 4%, primarily in non-consumer-facing positions, which is around 12% of its office-based associates. The Company is beginning to action some of these changes immediately; the remaining actions are expected to occur in the first quarter of 2027.

●	Cost savings. In fiscal 2027, the Company plans to achieve at least $100 million of pre-tax cost reductions through people and non-people savings, net of strategic investments in growth priorities. This includes the $45 million of anticipated annualized run rate savings discussed on the Company’s second quarter 2026 earnings call. Beginning in fiscal 2028, the Company plans to realize the full net pre-tax annualized cost savings from the initiative, projected to be at least $150 million. The financial impact on fiscal 2026 is anticipated to be negligible.

The initiative, inclusive of non-people actions, is expected to be completed by the end of fiscal 2027. Because the Company’s plans are subject to consultation, legal requirements and subsequently completing its analysis of related costs, the Company is currently unable to make a good faith determination of the pre-tax restructuring costs and the related cash expenditures expected to be incurred in connection with these actions. Such costs, consisting principally of severance and related costs, will be excluded from the Company’s results on a non-GAAP basis. The Company may incur other charges or cash expenditures not currently contemplated due to unanticipated events that may occur, including in connection with the implementation of this initiative. The Company will file an amendment to this report once it makes a determination.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

Forward-looking statements in this Current Report on Form 8-K, including, without limitation, statements relating to the expected benefits of the Company’s enterprise-wide initiative discussed above and the timing of actions associated with the initiative, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, without limitation, (i) delays in implementing the initiative, including as a result of consultation obligations and legal requirements in various jurisdictions; (ii) difficulties in implementing the initiative, including as a result of business and workforce disruptions; and (iii) other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission (“SEC”), including under “Risk Factors” in its most recent Annual Report on Form 10-K and subsequent filings and furnishings with the SEC.

The Company does not undertake any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 12, 2026	PVH CORP.

	By:	/s/ Erik W. Graf
Erik W. Graf
Executive Vice President and Corporate Controller

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